INVESTMENT ADVISORY AGREEMENT

Aquarius International Fund

AGREEMENT made as of [   ], 2018 between THE RBB FUND, INC., a Maryland corporation (herein called the “Fund”), and ALTAIR ADVISERS LLC, a Delaware limited liability company (herein called the “Investment Adviser”).

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and currently offers or proposes to offer shares representing interests in separate investment portfolios; and

WHEREAS, the Fund desires to retain the Investment Adviser to render certain investment advisory services to the Fund with respect to the Fund’s Aquarius International Fund (the “Portfolio”), and the Investment Adviser is willing to so render such services; and

WHEREAS, the Board of Directors of the Fund and the sole shareholder of the Portfolio have approved this Agreement, and the Investment Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1. APPOINTMENT.  The Fund hereby appoints the Investment Adviser to act as investment adviser for the Portfolio for the period and on the terms set forth in this Agreement.  The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2. DELIVERY OF DOCUMENTS.  The Fund has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Board of Directors of the Fund authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement; and

(b) A prospectus, statement of additional information and summary prospectus, if applicable, relating to each class of shares representing interests in the Portfolio of the Fund in effect under the Securities Act of 1933 (such prospectus, statement of additional information and summary prospectus, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the “Prospectus,” “Statement of Additional Information” and “Summary Prospectus,” respectively).

The Fund will promptly provide the Investment Adviser with notice in writing, of any intention to amend or supplement the foregoing, as applicable, and will provide the Investment Adviser with ample time to review and comment upon any such amendment or supplement to the foregoing. The Fund will promptly furnish the Investment Adviser with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any, as filed with the Securities and Exchange Commission.

In addition to the foregoing, the Fund will also provide the Investment Adviser with copies of the Fund’s Charter and By-laws, and any registration statement or service contracts related to the Portfolio, will promptly provide the Investment Adviser with notice in writing, of any intention to amend or supplement the foregoing, as applicable and to the extent such amendment or supplement relates to the Portfolio, and will provide the Investment Adviser with ample time to review and comment upon any such amendment or supplement to the foregoing. The Fund will promptly furnish the Investment Adviser with any final amendments of or supplements to such documents.

SECTION 3. MANAGEMENT.

(a) Subject to the supervision of the Board of Directors of the Fund and subject to Section 3 (b) below, the Investment Adviser will provide for the overall management of the Portfolio. including (i) providing a continuous investment program for the Portfolio, including investment research and continuous management with respect to all securities, investments, cash and cash equivalents in the Portfolio, (ii) determining, in its sole discretion, which securities and other investments will be purchased, retained, or sold by the Portfolio, and (iii) placing, in its sole discretion, orders for all purchases and sales made for the Portfolio.  The Investment Adviser will provide the services rendered by it hereunder in accordance with the Portfolio’s investment objective, restrictions and policies as stated in the then currently effective Prospectus and Statement of Additional Information, provided that the Investment Adviser has received prompt notice, in writing, of any changes by the Board of Directors to such investment objectives, restrictions or policies or any other policies or procedures that may impact the Investment Adviser’s ability to effectively provide an investment program for the Portfolio.  The Investment Adviser further agrees that it will provide to the Fund’s Board of Directors such periodic and special reports regarding the performance of its duties under this Agreement as the Board of Directors may reasonably request.  The Investment Adviser agrees to provide to the Fund (or its agents and service providers) prompt and accurate data with respect to the Portfolio’s transactions and, where not otherwise available, the daily valuation of securities in the Portfolio.

(b) Sub-Advisers.  The Investment Adviser may delegate any or all of its responsibilities hereunder with respect to provision of the investment advisory services set forth in Section 3(a) to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the 1940 Act and rules thereunder applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the Board of Directors of the Fund and the shareholders of the Portfolio), subject, however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission upon application or by rule.  Such Sub-Adviser may (but need not) be affiliated with the Investment Adviser.

Any delegation of services pursuant to this Section 3(b) shall be subject to the following conditions:

1.     Any fees or compensation payable to any Sub-Adviser shall be paid directly to a Sub-Adviser by the Portfolio pursuant to the terms of a Sub-Advisory Agreement with such Sub-Adviser.

2.     The Investment Adviser shall be responsible for overseeing the performance of any Sub-Adviser and recommending changes of a Sub-Adviser, if appropriate.

3.     If the Investment Adviser delegates its responsibilities to more than one Sub-Adviser, the Investment Adviser shall be responsible for assigning to each Sub-Adviser that portion of the assets of the Portfolio for which the Sub-Adviser is to act as Sub-Adviser.

4.     To the extent that any obligations of the Investment Adviser or any Sub-Adviser require any service provider of the Fund or Portfolio to furnish information or services, the Fund or Portfolio shall cause such information or services to be promptly furnished by the Fund’s or the Portfolio’s service providers directly to both the Investment Adviser and any Sub-Adviser.

SECTION 4. BROKERAGE.  Subject to the Investment Adviser’s obligation to obtain best price and execution, the Investment Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities.  When the Investment Adviser places orders for the purchase or sale of securities for the Portfolio, in selecting brokers or dealers to execute such orders, the Investment Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Portfolio directly or indirectly.  Without limiting the generality of the foregoing, the Investment Adviser is authorized to cause the Portfolio to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Portfolio or who otherwise provide brokerage and research services utilized by the Investment Adviser, provided that the Investment Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Adviser’s overall responsibilities with respect to accounts as to which the Investment Adviser exercises investment discretion.  The Investment Adviser may aggregate securities orders so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to other clients.  In no instance will the Portfolio’s securities be purchased from or sold to the Fund’s principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

The Investment Adviser shall provide a written report to the Board of Directors of the Fund at least quarterly with respect to brokerage transactions that were entered into by the Investment Adviser pursuant to the foregoing paragraph, and shall certify to the Board a certification to the Board that the commissions paid were determined, in good faith, by the Investment Adviser to be reasonable in terms either of that transaction or the overall responsibilities of the Investment Adviser to the Fund and the Investment Adviser’s other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund over the long term, and that such commissions were paid in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended.

The Investment Adviser may delegate the selection of brokers or dealers to effect the purchase and sale of securities for the Portfolio and any and all responsibilities pursuant to this Section 4 to one or more Sub-Advisers subject to the terms of a Sub-Advisory Agreement with such Sub-Adviser.

SECTION 5. CONFORMITY WITH LAW; CONFIDENTIALITY.  The Investment Adviser further agrees that it will comply in all material respects with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder.  The Investment Adviser will treat confidentially and as proprietary information of the Fund all records and other information relating to the Fund and prior, present, or potential shareholders (except with respect to clients or potential clients of the Investment Adviser or information that is developed by the Investment Adviser) and will not use or disclose such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be required by law to disclose such information or exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Where the Investment Adviser may be required by law to disclose such information or exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Fund, the Investment Adviser may disclose such information prior to obtaining the Fund’s written approval, provided that the Investment Adviser has taken reasonable steps to promptly notify the Fund, in writing, upon receipt of the request.  The Fund shall treat any and all information and advice furnished by the Investment Adviser as confidential and proprietary and shall not disclose such information or advice, except as may be required by law.

SECTION 6. SERVICES NOT EXCLUSIVE.  The Investment Adviser and its officers and employees may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Portfolio or the Fund.

Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account.  The Fund acknowledges that the Investment Adviser and its directors, officers, affiliates, employees and other clients may, and nothing in this Agreement shall prohibit the Investment Adviser’s ability to, at any time, have, hold, acquire, increase, decrease, or dispose of positions in investments prior to, simultaneously with, or subsequent to, those investments being acquired or disposed of for the Portfolio.  The Investment Adviser shall have no obligation to acquire, or dispose of, for the Portfolio a position in any investment which the Investment Adviser, its directors, officers, affiliates or employees may acquire, or dispose of, for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

The Investment Adviser agrees that this Section 6 does not constitute a waiver by the Fund of the obligations imposed upon the Investment Adviser with respect to Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Fund of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder.  Further, the Investment Adviser agrees that this Section 6 does not constitute a waiver by the Fund of the fiduciary obligation of the Investment Adviser arising under federal or state law, including Section 36 of the 1940 Act.  The Investment Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7. BOOKS AND RECORDS.  In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request; provided however, that the Investment Adviser may maintain and possess copies of all such records to satisfy its record-keeping requirements under the Investment Advisers Act of 1940, as amended, or other federal or state laws.  The Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

SECTION 8. EXPENSES.  During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.  The Portfolio shall bear all of its own expenses not specifically assumed by the Investment Adviser.  General expenses of the Fund not readily identifiable as belonging to an investment portfolio of the Fund shall be allocated among all investment portfolios of the Fund by or under the direction of the Fund’s Board of Directors in such manner as the Board determines to be fair and equitable.  Expenses borne by the Portfolio shall include, but are not limited to, the following (or the Portfolio’s share of the following):  (a) the cost (including brokerage commissions) of securities purchased or sold by the Portfolio and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Portfolio by the Investment Adviser or any Sub-Adviser; (c) filing fees and expenses relating to the registration and qualification of the Fund and the Portfolio’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Fund’s directors and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Fund or the Portfolio for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; (i) charges of custodians, transfer agents, accounting agents and registrars, dividend disbursing and redemption agents and any other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy materials that are not attributable to a class; (k) costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy materials that are not attributable to a class; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders’ and directors’ meetings; (o) costs of independent pricing services to value the Portfolio’s securities; (p) all costs of borrowing money; and (q) the costs of investment company literature and other publications provided by the Fund to its directors and officers.  Distribution expenses, transfer agency expenses, expenses of preparing, printing and mailing prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Portfolio are allocated to such class.

SECTION 9. VOTING.  The Investment Adviser shall have the authority as agent for the Portfolio to vote, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Portfolio’s assets may be invested from time to time, subject to such policies and procedures as the Board of Directors of the Fund may adopt from time to time; provided the Investment Adviser has received prompt notice, in writing of any changes to such policies and procedures.

The Investment Adviser may delegate any and all voting powers pursuant to this Agreement to one or more Sub-Advisers subject to the terms of a Sub-Advisory Agreement with such Sub-Adviser.

SECTION 10. RESERVATION OF NAME.  The Investment Adviser shall at all times have all rights in and to the Portfolio’s name and all investment models used by or on behalf of or developed for the Portfolio.  The Investment Adviser may use the Portfolio’s name or any portion thereof in connection with any other mutual fund or business activity without the consent of any shareholder and the Fund shall execute and deliver any and all documents required to indicate the consent of the Fund to such use. The Fund hereby agrees that in the event that neither the Investment Adviser nor any of its affiliates acts as investment adviser to the Portfolio, the name of the Portfolio will be changed to one that does not suggest an affiliation with the Investment Adviser.

SECTION 11. COMPENSATION.

(a) The Portfolio will pay no investment advisory fees to the Investment Adviser for the services rendered by the Investment Adviser under this Agreement, except that the Investment Adviser is entitled to reimbursement from the Portfolio for compliance expenses in connection with its managing the Portfolio, up to 0.03% of the Portfolio’s average daily net assets. The Fund will reimburse the Investment Adviser from the assets of the Portfolio for any expenses of the Portfolio assumed by the Investment Adviser pursuant to this Agreement. For any period less than a full month during which this Agreement is in effect, the expenses shall be prorated according to the proportion which such period bears to a full month.

(b) The expenses attributable to the Portfolio shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Fund. The Investment Adviser may from time to time agree to pay or reimburse the Portfolio for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser.

SECTION 12. LIMITATION OF LIABILITY.  The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”).  The Portfolio will indemnify the Investment Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser .  Indemnification shall be made only following:  (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a settlement by the Investment Adviser, in which the Investment Adviser admits no wrong-doing and the Investment Adviser and the Fund or Portfolio are released from any and all liability or a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Portfolio who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party directors”) or (b) an independent legal counsel, as agreed to by the Fund and Investment Adviser, in a written opinion.  The Investment Adviser shall be entitled to advances from the Portfolio for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law.  The Investment Adviser shall provide to the Portfolio a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Portfolio has been met and a written undertaking to repay any such advance if it should ultimately be determined by a court or other governmental body that the standard of conduct has not been met.  In addition, at least one of the following additional conditions shall be met:  (a) the Investment Adviser shall provide a security in form and amount acceptable to the Portfolio for its undertaking; (b) the Portfolio is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, as agreed to by the Fund and Investment Adviser, in a written opinion, shall have determined, based upon a review of facts readily available to the Portfolio at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification.  Any amounts payable by the Portfolio under this Section shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Fund.

The limitations on liability and indemnification provisions of this Section 12 shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Investment Adviser’s rights to the Portfolio’s name.  The Investment Adviser shall indemnify and hold harmless the Fund and the Portfolio for any claims arising from the use of the term “Altair” in the name of the Portfolio.

SECTION 13. DURATION AND TERMINATION.  This Agreement shall become effective with respect to the Portfolio as of the date first above written and, unless sooner terminated as provided herein, shall continue with respect to the Portfolio until August 16, 2019.  Thereafter, if not terminated, this Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated with respect to the Portfolio by the Fund at any time, without the payment of any penalty, by a vote of the majority of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Fund.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act).  Termination of this Agreement will not affect the validity of any action previously taken by the Investment Adviser under this Agreement prior to termination or the liabilities or obligations of the parties from transactions initiated before termination of this Agreement.  Upon termination of this Agreement, the Investment Adviser will have no obligation to recommend or take any action with regard to securities, cash or other investments held by the Portfolio.

SECTION 14. AMENDMENT OF THIS AGREEMENT.  No provision of this Agreement may be changed, discharged or terminated, except by an instrument in writing signed by both parties and, unless otherwise permitted by the 1940 Act, no amendment of this Agreement affecting the Portfolio shall be effective until approved by vote of a majority of the Board of Directors and by the holders of a majority of the outstanding voting securities of the Portfolio.

SECTION 15. MISCELLANEOUS.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

SECTION 16. NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile or electronic mail (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Fund:

The RBB Fund, Inc.

615 East Michigan Street,

Milwaukee, WI 53202

Attention: Salvatore Faia

If to the Investment Adviser:

Altair Advisers LLC

303 W. Madison Street, Suite 600

Chicago, IL 60606

Attention: Rebecca Kohmescher

Or such other addresses as may be provided by either party, in writing, from time to time.

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile or electronic mail, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) Business Day after the date of mailing thereof.

SECTION 17. GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 18. COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE RBB FUND, INC.

By:
Name:	Salvatore Faia
Title:	President

ALTAIR ADVISERS, LLC

By:
Name:
Title: